Exhibit 10.19

DRIVEN BRANDS, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2020

-i-

DRIVEN BRANDS, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Driven Brands, Inc. Non-Qualified Deferred Compensation Plan is hereby adopted effective as of January 1, 2018. The purpose of the Plan is to provide a benefit to select executives of Driven Brands, Inc. or one of its Affiliates. Plan Participants are allowed the opportunity to elect to defer a portion of their Eligible Compensation (as defined in Section 1.12) to some future period. The Plan is intended to be an unfunded “top hat plan” exempt from certain provisions of ERISA.

ARTICLE I

DEFINITIONS

1.1 General. For purposes of the Plan, the following terms, when capitalized, will have the following meanings. The masculine pronoun wherever used herein will include the feminine gender, the singular number will include the plural, and the plural will include the singular, unless the context clearly indicates a different meaning.

1.2 “Account” means a Participant’s bookkeeping account established pursuant to Section 6.1.

1.3 “Administrative Committee” means the administrative committee of the Driven Brands, Inc. Employee Retirement Savings Plan.

1.4 “Affiliated Company” or “Affiliate” means any corporation, trade or business entity which is a member of a controlled group of corporations, trades or businesses of which the Company is also a member, as provided in Code Sections 414(b) or (c).

1.5 “Beneficiary Designation Form” means a written document (in printed or electronic form), the form of which the Plan Administrator shall determine from time to time, on which a Participant shall have the right to designate a beneficiary.

1.6 “Board” means the Board of Directors of the Company.

1.7 “Bonus Compensation” means the annual formula management bonuses earned in a given year and generally paid in the following year. Bonus Compensation does not include any other bonus including, but not limited to, a relocation bonus, a hiring bonus, a stay bonus or other periodic bonuses.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.9 “Company” means Driven Brands, Inc., a Delaware corporation, or, to the extent provided in Section 11.9, any successor corporation or other entity resulting from a reorganization, merger or consolidation into or with the Company, or a transfer or sale of substantially all of the assets of the Company.

1.10 “Compensation Committee” means the Compensation Committee of the Board.

1.11 “Disability” means that a Participant either

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g., an Employer’s long term disability plan) covering employees of the Participant’s Employer; or

(b) has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.12 “Eligible Compensation” means Regular Base Salary or Bonus Compensation that is paid by the Company or an Affiliate.

1.13 “Eligible Employees” means a select group of management or highly compensated employees of the Company or an Affiliate, who are in the position of Director or above.

1.14 “Employer” means the Company and its Affiliates.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.16 “Investment Preference Form” means a written document (in printed or electronic form), the form of which the Plan Administrator shall determine from time to time, on which a Participant shall communicate his or her investment preference.

1.17 “Participation Date” means the date on which an Eligible Employee is eligible to participate in the Plan, as set forth in Section 2.2.

1.18 “Participant” means with respect to any Plan Year, an Eligible Employee who has been designated in writing as a Participant pursuant to Section 2.1.

1.19 “Performance-Based Compensation” means Bonus Compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation is Performance-Based Compensation shall be made in accordance with the Regulations, including the following:

(a) Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. However, Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, disability (as defined below), or a change in control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation. For purposes of this Section 1.19, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(b) Performance-Based Compensation may include payments based upon subjective performance criteria provided that:

(i) The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(ii) The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section 267(c)(4) of the Code applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.20 “Plan” means the Driven Brands, Inc. Non-Qualified Deferred Compensation Plan.

1.21 “Plan Administrator” means the Compensation Committee.

1.22 “Plan Election” means an election to defer a part of a Participant’s Regular Base Salary or Bonus Compensation, all pursuant to Section 3.2.

1.23 “Plan Year” means any calendar year during which the Plan is in effect.

1.24 “Regular Base Salary” means the annual scheduled base salary, excluding, without limitation, stock option income, severance pay, and income included in pay due to fringe benefits.

1.25 “Regulations” means the regulations, as amended from time to time, which are issued under Code Section 409A.

1.26 “Separation from Service” means the Participant’s termination from employment from the Employer, subject to the following and other provisions of the Regulations:

(a) The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(b) In determining whether a Separation from Service has occurred, the following presumptions, which may be rebutted as provided in the Regulations, shall apply:

(i) A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20% or less of the average level of services performed by the Participant during the immediately preceding 36-month period.

(ii) A Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50% or more of the average level of services performed by the Participant during the immediately preceding 36-month period.

No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20% but less than 50% of the average level of bona fide services performed during the immediately preceding 36-month period. If a Participant had not performed services for the Employer for 36 months, the full period that the Participant has performed services for the Employer shall be substituted for 36 months.

(c) For purposes of this Section, the term “Employer” has the meaning set forth in Section 1.15 provided that the following shall apply in determining whether a person is an Affiliate as defined in Section 1.4:

(i) In applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3); and

(ii) In applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2.

(d) In the event of the sale or other disposition of assets by the Company or an Affiliate (the “Seller”) to an unrelated service recipient (the “Buyer”), the Seller and the Buyer may specify whether a Separation from Service has occurred for a Participant who would otherwise experience a Separation from Service with the Seller, in accordance with the rules set forth in Section 1.409A-1(h)(4) of the Regulations.

1.27 “Trust’’ means a so-called “rabbi trust,” the assets of which shall remain, for all purposes, a part of the general unrestricted assets of the Company.

1.28 “Valuation Date” means each day that the New York Stock Exchange is open for business. The determination of the Valuation Date as of which changes in investment preferences under the Plan are effected shall be made in accordance with rules and procedures established by the Plan Administrator.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. The Plan Administrator may, in its discretion, designate in writing any Eligible Employee as a Participant who is eligible to participate in the Plan.

2.2 Participation Date and Notice. An Eligible Employee designated as a Participant pursuant to Section 2.1 shall become a Participant as of the date determined by the Plan Administrator. The date that an Eligible Employee is eligible to participate in the Plan shall be known as the Participation Date. The Plan Administrator will provide the Participant with notice of the Participant’s Participation Date and the forms needed to make an election pursuant to Section 3.2 as soon as reasonably practicable after the Plan Administrator makes such participation designation.

ARTICLE III

PARTICIPANT DEFERRALS

3.1 Deferral Amounts.

(a) Participants may elect to defer Eligible Compensation subject to the limits described below. A separate election for Regular Base Salary and Bonus Compensation must be made. Subject to Section 3.1(b), Participants may elect to defer up to (i) 50% of their Regular Base Salary and (ii) 85% of their Bonus Compensation.

(b) The amount that a Participant may defer cannot be in excess of his or her Regular Base Salary and Bonus Compensation, respectively, reduced by their Applicable Taxes. “Applicable Taxes” means the taxes on the Regular Base Salary and Bonus Compensation, respectively, which a Participant elects to defer under the Plan and which are described in the following Regulations:

(i) Treas. Reg. § 1.409A-3(j)(4)(vi), which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay FICA taxes on such Eligible Compensation and income tax withholding related to such FICA taxes; and

(ii) Treas. Reg. § 1.409A-3(j)(4)(xi), which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay state, local or foreign taxes on such Eligible Compensation and income tax withholding related to such taxes.

3.2 Plan Election. The Plan Administrator shall provide each Participant, upon becoming a Participant and thereafter annually, with a Plan Election to be filed by the Participant, in accordance with such procedures as may be established by the Plan Administrator but subject to the following:

(a) Annual Election. Except as otherwise provided in Section 3.2(b) or 3.2(c), a Participant desiring to participate in the Plan for a Plan Year must file with the Plan Administrator a Plan Election not later than the close of the Participant’s taxable year next preceding the period of service for which the right to the compensation arises, at which time the election shall become irrevocable. Such Plan Election shall be effective on the first day of the Plan Year following the filing thereof. An Eligible Employee who will become a Participant on January 1, 2020 must file with the Plan Administrator a Plan Election not later than December 31, 2019 in order to defer any Regular Base Salary earned during the 2020 calendar year. If no changes are requested by enrolled Eligible Employee no action is needed during enrollment and elections will remain as is.

(b) Mid-Year Election in First Year of Eligibility. Upon first becoming a Participant after the first day of any Plan Year, a Participant must file an election in such form as the Plan Administrator may require if the Participant wishes to defer Eligible Compensation under the Plan for the calendar year in which he or she becomes a Participant. Such election must be filed within thirty (30) days following the Participant’s Participation Date, at which time the election shall become irrevocable, except with respect to any Performance-Based Compensation for which a later election is made under Section 3.2(c). The election under this Section shall apply only to Eligible Compensation that is paid on or after the first day of the first month after the date of such election. For Eligible Compensation that is earned based upon a specified performance period (such as an annual bonus), the election shall apply to the total amount of the Eligible Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c) Performance-Based Compensation. A Participant may elect to defer the receipt of any portion or all of any Performance-Based Compensation earned during the 2018 calendar year or later. A Participant must make an affirmative election, in such form as the Plan Administrator may require, for each performance period for which the Participant wishes to defer any portion or all of his or her Performance-Based Compensation that is earned in such performance period. The election must be made on or before the earlier of (i) the date established by the Plan Administrator or (ii) the date that is six months before the end of the performance period provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this paragraph, and provided further that in no event may an election to defer Performance-Based Compensation be made after such compensation has become readily ascertainable. The date that the Plan Administrator establishes for making an election with respect to Performance-Based Compensation does not need to be the same for each Participant and may be earlier than the latest date for making such election under Code Section 409A. For purposes of this paragraph, if the Performance-Based Compensation is a specified or calculable amount, the compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion of the compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable. No Performance-Based Compensation that is scheduled to be paid during the 2018 calendar year may be deferred.

(d) Except as provided in Section 3.2(c), in no event shall a Participant be permitted to defer Eligible Compensation for any period that has commenced prior to the date on which the Plan is effective or the date on which a Plan Election is signed by the Participant and accepted by the Plan Administrator.

(e) Upon receipt of a properly completed and executed Plan Election, the Plan Administrator shall notify the payroll department of the Participant’s Employer to withhold that portion of the Participant’s Eligible Compensation specified in the agreement. All amounts shall be withheld ratably throughout the Plan Year except for any bonus or incentive amounts, which shall be withheld in a single lump sum. In no event shall the Participant be permitted to defer more than the amount specified by the Plan.

3.3 Vesting of Participant Deferrals. A Participant shall be 100% vested in his or her deferrals of Eligible Compensation at the time such deferrals are credited to his or her Account and such Participant shall be 100% vested in any earnings (or losses) attributable to such deferrals at the time such earnings (or losses) are credited to the Account.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

4.1 Discretionary Matching Contributions. The Employer, in its sole discretion, may elect to allocate to each Participant’s Account a contribution for a Plan Year (a “Matching Contribution”) expressed as a percentage of the Participant’s deferrals for the Plan Year (as capped for this purpose in the sole discretion of the Employer), subject to the vesting requirements set forth in Section 4.2. Matching Contributions that are earned with respect to a Plan Year will be credited to Participant Accounts by March 15 of the following Plan Year. Notwithstanding the foregoing, if a Participant’s employment with the Employer terminates for any reason prior to the date a Matching Contribution is credited to his or her Account, the Participant shall forfeit any entitlement to such Matching Contribution.

4.2 Vesting of Matching Contributions. A Participant shall be vested in Matching Contributions credited to his or her Account, and any earnings/losses credited thereon, in accordance with the following schedule:

Years of Participation	Percentage Vested
Prior to the 1st anniversary of the date the Participant commenced participation in the Plan	0%
On or after the 1st anniversary of the date the Participant commenced participation in the Plan	33%
On or after the 2nd anniversary of the date the Participant commenced participation in the Plan	66%
On or after the 3rd anniversary of the date the Participant commenced participation in the Plan	100%

Notwithstanding the foregoing, a Participant shall be fully vested in all Matching Contributions credited to his or her Account upon (a) his or her (i) death, (ii) termination of employment due to Disability or (iii) attainment of retirement age (as determined by the Plan Administrator) while employed with the Employer, or (b) a change in control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations) with respect to such Participant, if the Participant is party to a change in control agreement, employment agreement or similar form of agreement that provides that Participant with certain rights upon such a change in control event.

Upon a Participant’s Separation from Service with the Employer for any reason other than death, Disability or attainment of retirement age (as determined by the Plan Administrator), all Matching Contributions that have not vested prior to such date, as adjusted for earnings and losses, shall be immediately forfeited as of such date of Separation from Service.

ARTICLE V

FUNDING

5.1 Unsecured Obligation. Individual Participant deferrals of Eligible Compensation and the hypothetical investment earnings/losses thereon shall be reflected in book entries maintained by or on behalf of the Company, as set forth in Section 6.1. The existence of such book entries shall not create a trust of any kind, or a fiduciary relationship between the Company, any third party record keeper and the Participant, his or her designated beneficiary, or other beneficiaries provided for under the Plan. The bookkeeping entries represent an unsecured obligation of the Company to pay deferred Eligible Compensation and the investment earnings/losses thereon to a Participant at a future date.

5.2 Discretionary Rabbi Trust. If the Plan Administrator so determines, in its sole discretion, payments to a Participant or his or her designated beneficiary or any other beneficiary hereunder may be made from assets held in a Trust. No person shall have any interest in such assets by virtue of the Plan. The Company’s obligations hereunder shall be an unfunded and unsecured promise to pay money in the future. Any Participant having a right to receive payments pursuant to the provisions of the Plan shall have no greater rights than any unsecured general creditor of the Company in the event of the Company’s insolvency or bankruptcy, and no person shall have nor acquire any legal or equitable right, claim or interest in or to any property or assets of the Company. In no event shall the assets accumulated in the Trust be construed as creating a funded plan under the applicable provisions of ERISA, or under the Code, or under the provisions of any other applicable statute or regulation.

ARTICLE VI

INVESTMENT OF FUNDS AND ACCOUNT MAINTENANCE

6.1 Record Keeper. The Plan Administrator shall appoint a Plan record keeper which shall establish and maintain an individual bookkeeping Account on behalf of each Participant for purposes of determining each Participant’s benefits under the Plan.

6.2 Account Adjustments.

(a) The Plan record keeper shall adjust each Participant’s Account for amounts representing:

(i) Participant deferrals,

(ii) Matching Contributions,

(iii) Hypothetical investment earnings/losses,

(iv) Expenses, and

(v) Distributions paid to the Participant or the Participant’s beneficiary.

(b) Each Participant electing to defer Eligible Compensation pursuant to the Plan shall also specify at the time the Plan Election is made, the hypothetical measure(s) of investment performance from among the choices made available from time to time to participants of the Driven Brands, Inc. Employee Retirement Savings Plan. If the Participant fails to specify the hypothetical measure of investment performance, the Administrative Committee shall do so. The Participant’s bookkeeping account shall be deemed to be invested in the hypothetical investment selected by the Participant, or if none, in the default hypothetical investment preference selected by the Administrative Committee. A Participant’s investment preference shall be communicated to the Plan Administrator by completion and delivery to the Plan Administrator of an Investment Preference Form in such form as the Plan Administrator shall determine from time to time. Participants shall indicate their initial investment preferences by filing an Investment Preference Form with the Plan Administrator prior to the date on which deferrals commence under the terms of the Participant’s Plan Election. Once elected, investment preferences shall be valid until revoked by filing a new Investment Preference Form. Participants shall have the opportunity to change their investment preferences with respect to (i) new deferrals, (ii) their entire existing balances or (iii) deferrals made for a specific Plan Year, in accordance with such procedures as may be established by the Plan Administrator.

(c) The Plan record keeper shall determine the value of all Accounts maintained under the terms of the Plan on each Valuation Date. The Plan record keeper shall provide each Participant with a statement of his or her individual bookkeeping Account reflecting adjustments to such Account during the period from the last statement date. Such statement shall be provided to Participants as soon as administratively feasible following the end of each calendar quarter.

ARTICLE VII

PAYMENT OF BENEFITS

7.1 Distribution. A Participant’s or beneficiary’s benefit payable under the Plan shall be determined by reference to the value of the vested percentage of the Participant’s Account balance at the time of distribution. Benefit payments from the Plan shall be payable from the general assets of the Company which include any assets held in the Trust.

7.2 Timing of Payment. Subject to Section 7.4 through Section 7.7, a Participant’s vested Account balance shall be paid within 30 days following the earliest of the Participant’s (i) death, (ii) termination of employment due to Disability or (iii) Separation from Service.

7.3 Form of Payment. A Participant’s vested Account balance shall be paid as a lump sum. A Participant’s vested account balance shall be distributed to the Participant or his or her beneficiary in the form of cash only.

7.4 Acceleration Prohibited. Except as provided in Section 7.5 through 7.7, acceleration of the time of payment of any portion of the balance of a Participant’s Account is prohibited.

7.5 Payments in Violation of Federal Securities Laws. To the extent permitted by the Regulations, the Plan Administrator may delay a benefit payment where the Plan Administrator reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law. Such a benefit payment shall be made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the benefit payment will not cause such violation and, if the Participant had elected installment payments, the first payment to the Participant shall include the payments that the Participant would have received had payments begun as of the date such payments were scheduled to begin. Notwithstanding the foregoing, if a benefit payment to a Participant is delayed until the Participant’s Separation from Service, then the benefit payment shall not be made before the first day of the seventh month after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

7.6 Accelerated Payment for Domestic Relations Orders. To the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)) and as permitted by the Regulations, the Plan Administrator, in its sole discretion, may accelerate the time or schedule of a benefit payment under the Plan to an individual other than the Participant, or a benefit payment under the Plan may be made to an individual other than the Participant.

7.7 Accelerated Payment for Failure to Comply with Code Section 409A. To the extent permitted by the Regulations, at any time the Plan fails to meet the requirements of Code Section 409A and the Regulations, the Plan Administrator may accelerate the time or schedule of a payment, or a payment under the Plan may be made; provided, however, that such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations.

ARTICLE VIII

PAYMENTS UPON DEATH

8.1 Payment to Beneficiary. Any benefit which a deceased Participant is entitled to receive under the Plan shall be paid to such Participant’s beneficiary.

8.2 Designation of Beneficiary. A Participant shall have the right to designate a beneficiary on the Beneficiary Designation Form and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective only when filed with the Plan Administrator. Any beneficiary designation, amendment or revocation shall apply to all past and present Plan Elections.

If no Beneficiary Designation Form is filed with the Plan Administrator, or if the Beneficiary Designation Form is held invalid, or if no beneficiary survives the Participant and benefits remain payable following the Participant’s death, the Plan Administrator shall direct that payment of benefits be made to the person or persons in the first category in which there is a survivor. The categories of successor beneficiaries, in order, are (a) the Participant’s spouse and (b) the Participant’s estate.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1 Plan Administration. The Plan Administrator is the Compensation Committee. The Compensation Committee has complete authority to interpret and administer the Plan. The Compensation Committee’s responsibilities and obligations may be delegated as deemed necessary by the Compensation Committee from time to time. The Compensation Committee may establish administrative practices as necessary for the establishment and ongoing maintenance of the Plan. The Compensation Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Compensation Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Plan. The decisions made by and the actions taken by the Plan Administrator in the administration and interpretation of the Plan shall be final and conclusive for all persons. If, after reading the Plan, Participants have questions about the Plan, such questions should be directed to the designated contact at the Company.

9.2 Claims.

Any Participant or beneficiary who believes that there was an error in the calculation of his or her account balance or in the payment of benefits under the Plan or who desires to enforce his or her rights under the terms of the Plan or clarify his or her rights to future benefits under the terms of the Plan (referred to in this Section as a “claim” or “claims”) shall file a claim with the Plan Administrator. The claim must be filed, signed and dated within 90 days of the date on which the claimant learned of the facts from which such claim arises. The claim must be sent by certified mail or presented in person to the Plan Administrator.

The Plan Administrator, acting through the Company, shall respond in writing to the claimant within a reasonable period of time but not later than 90 days after receipt of the claim unless special circumstances require an extension of time for processing. If such extension of time is required, the Plan Administrator, acting through the Company, shall furnish written notice of the extension to the claimant prior to the termination of the initial 90 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator, acting through the Company, expects to render a final decision. In no event shall such extension exceed a period of 90 days from the end of the initial period. If the Plan Administrator, acting through the Company, does not issue a determination on the claim within the required time period, such claim shall be deemed denied.

9.3 Appeals.

Any claimant not satisfied with the Plan Administrator’s decision of a claim shall have the right to appeal to the Plan Administrator. The appeal must be signed and dated by the claimant and include a copy of the claim submitted to the Plan Administrator as well as a copy of the Plan Administrator’s decision. The appeal should explain why the claimant does not agree with the Plan Administrator’s decision. The appeal must be filed within 60 days of the receipt of the Plan Administrator’s decision. The appeal must be sent by certified mail or presented in person to the Plan Administrator.

The Plan Administrator shall promptly advise the claimant of its decision on the claimant’s appeal. Such decision shall be written in layman’s terms, shall include specific reasons for the decision and shall contain specific references to pertinent Plan provisions upon which the decision is based. The decision on appeal shall be made no later than 60 days after the Plan Administrator’s receipt of the appeal, unless special circumstances require an extension of the time for processing. If such an extension of time is required, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the termination of the 60 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. If an extension of time is required, a decision shall be rendered as soon as possible, but not later than 120 days following receipt of the appeal. If the Plan Administrator, acting through the Company, does not issue a decision on appeal within the required time period, such appeal shall be deemed denied.

The decision on appeal shall be final and conclusive. A claimant may not bring a lawsuit on a claim under the Plan until he or she has exhausted the internal administrative claim process established under Sections 9.2 and 9.3. No action at law or in equity to recover under the Plan shall be commenced later than one year from the date a determination is made on the request for review or the expiration of the appeal decision period if no determination is issued.

ARTICLE X

AMENDMENT OR TERMINATION

10.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, subject to Section 10.2, to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. However, no amendment shall deprive a Participant or beneficiary of any of the benefits which he or she has accrued under the Plan or otherwise adversely affect the Participant’s Account with respect to amounts credited thereto prior to the date such amendment is made. The Plan Administrator shall have the authority, on behalf of the Company, to amend the Plan in any manner permitted by Article X of the Plan as the Plan Administrator considers desirable, appropriate or necessary, provided that no such amendments, either individually or in the aggregate, have a material adverse financial impact on the Employer. The Board reserves the authority to make any other amendments to the Plan, including, but not limited to, amendments that the Plan Administrator deems desirable, appropriate or necessary which would have a material adverse financial impact on the Employer.

10.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall, without the express written consent of the affected current or former Participant or beneficiary, reduce or alter any benefit entitlement of such Participant or beneficiary. Upon Plan termination, no further deferrals shall be made. In such event, the Participant or his or her beneficiary, as the case may be, shall be entitled to receive any benefit attributable to the deferrals accrued as of the day preceding the effective date of termination, plus hypothetical investment earnings and less hypothetical investment losses, taxes and expenses chargeable to the Participant’s Account up to the benefit distribution date. The Plan Administrator shall make distributions of the Participant’s benefit (a) in accordance with the Participant elections then in effect, or (b) if permitted by the Regulations and elected by the Plan Administrator, in a single lump sum payment that is paid at such time as is permitted by Section 1.409A-3(j)(4)(ix) of the Regulations.

ARTICLE XI

GENERAL PROVISIONS

11.1 Taxes. The Company shall have the right to (a) require any Participant or beneficiary to pay the Company the amount of any taxes which the Company may be required to withhold with respect to any benefits earned under, or distributions from, the Plan or (b) deduct from all amounts paid the amount of any taxes which the Company may be required to withhold with respect to any such distributions.

11.2 Entire Agreement. The Plan document along with the Plan Election, Investment Preference Form, Beneficiary Designation Form and other administration forms required of Participants, and made known to them by the Plan Administrator, shall constitute the entire agreement or contract between the Company and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant or any other person claiming through or under the Participant.

11.3 Construction. Any mention of “Articles,” “Sections” and subsections thereof, unless stated specifically to the contrary, refers to Articles, Sections or subsections in the Plan. Headings of Articles, Sections and subsections are for convenient reference. The headings are not part of the Plan and are not to be considered in its construction. All references to statutory sections shall include the section as amended from time to time.

11.4 Employment Rights. Neither the establishment of the Plan nor any modification thereof, nor the creation of any trust or account, nor the payment of any benefits, shall be construed as conferring upon a Participant the right to continue to be employed by the Company or an Affiliate in his or her present capacity, or in any capacity. The Plan relates to the payment of deferred compensation as provided herein, and is not intended to be an employment contract.

11.5 Benefit Transfers. Neither the Participant nor his or her designated or other beneficiary under the Plan shall have any right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable under the Plan, except as provided in Section 7.6. No such amounts shall be subject to seizure by any creditor of any such Participant or beneficiary, by a proceeding at law or in equity, nor shall any such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant, his or her designated beneficiary or any other beneficiary hereunder. Any attempted assignment or transfer in contravention of this provision shall be void.

11.6 Governing Law. Construction, validity and administration of the Plan shall be governed by applicable Federal law and the laws of the State of North Carolina.

11.7 Inurement. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.

11.8 Notices. Any notice (other than pursuant to enrollment materials) required or permitted to be given pursuant to the Plan shall be in writing, and shall be signed by the person giving the notice. If such notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to such person’s last known address as shown on the records of the Company. The date of such mailing shall be deemed to be the date of notice, but the notice shall not be effective until actually received. The Company or the Participant may change the address to which notice is sent by giving notice of such change in the manner above.

11.9 Corporate Successor. The Plan shall not be automatically terminated by a change of control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations), but the Plan shall be continued after such change of control event only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 10.2.

11.10 Unclaimed Benefit. Each Participant shall keep the Company informed of his or her current address and the current address of his or her beneficiary. The Company shall not be obligated to search for the whereabouts of any person. The Company is authorized to adopt procedures regarding unclaimed benefits that provide for the irrevocable forfeiture of a benefit if the Company is unable to locate the Participant, or if the Participant is deceased, his or her beneficiary. Such procedures shall be consistent with the Regulations and any other guidance issued by the Internal Revenue Service.

11.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

11.12 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

11.13 Section 409A Compliance. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Code Section 409A and the Regulations, and shall be interpreted and operated consistent with such intent. If any ambiguity exists in the terms of the Plan, it shall be interpreted to be consistent with this purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly appointed member of the Compensation Committee has executed the Plan on this 19th day of December, 2019.

DRIVEN BRANDS, INC.

By:	/s/ Noah Pollack
Its:	Executive Vice President